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                                   EX-23.B5


                        INVESTMENT MANAGEMENT AGREEMENT
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                              AMENDED AND RESTATED

                         INVESTMENT ADVISORY AGREEMENT


  THIS AMENDED AND RESTATED AGREEMENT, made this 2nd day of December, 1996, between DODGE & COX BALANCED FUND, a common-law trust, herein referred to as the "Trust", and DODGE & COX, a corporation, herein referred to as "Manager";


  WHEREAS, under date of April 29, 1931, by a written Declaration of Trust there was established an investment fund to be held in trust for the equal benefit of the holders of certificates of beneficial shares; and

  WHEREAS, the Trustees of said Trust entered into a written agreement dated March 16, 1959, as amended February 22, 1972, with Dodge & Cox, a corporation, employing Dodge & Cox as Trust Manager and Investment Adviser of said Trust (the "Agreement"); and

  WHEREAS, the parties desire to amend and restate the Agreement to read effective April 1, 1997 as follows:

  NOW, THEREFORE, in mutual consideration of the covenants herein contained, it is hereby agreed by and between the parties hereto as follows:

  1. Said Dodge & Cox, a corporation (the "Manager"), is hereby employed as Trust Manager and Investment Adviser of said Dodge & Cox Balanced Fund for a period commencing with the date hereof and continuing until terminated as herein provided.

  2. The Manager agrees to accept employment as Trust Manager and Investment Adviser and in such capacity to direct the investment and reinvestment of the assets of the Trust Fund and to perform such other duties as may be set forth in the Declaration of Trust of April 29, 1931, as amended.

  3. The Manager shall bear and pay all expenses of the Trust as the Manager may be required to bear and pay pursuant to the provisions of the Investment Company Act of 1940 and all other applicable statutes.

  4. The Manager shall receive as and for its entire compensation as such Trust Manager and Investment Adviser a monthly fee at the annual rate of 0.50% of the Trust Fund's average daily net assets, payable at the end of each calendar month.

  5. This agreement, pursuant to the provisions of the Investment Company Act of 1940, must be approved at least annually (i) by a majority of the Trustees of said Trust or by a vote of a majority of the outstanding beneficial shares of said Trust, and (ii) by vote of a majority of the Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and under provisions of said Act may be terminated at any time by the Trust without payment of any penalty or damages by a vote of a majority of the Trustees or by a vote of a majority of beneficial
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shares of said Trust, but in either of such latter events the Trust must give the Manager 60 days written notice of the termination of this Agreement.

  6. Should there be an assignment of this Agreement, this Agreement shall automatically terminate. The term "assignment" shall have the meaning prescribed to said term by (S)2(a)(4) of the Investment Company Act of 1940.

  7. This Agreement shall not become effective until it has been approved by a vote of those persons owning a majority of the issued and outstanding beneficial shares of said trust.

  8. This agreement supersedes all other Investment Management and Adviser agreements between Dodge & Cox Balanced Fund and any other person or persons whomsoever.

  IN WITNESS WHEREOF, the parties hereto have executed these presents this 2nd day of December, 1996, effective as of the day and year first above written.


                            DODGE & COX BALANCED FUND


                            By:  /s/ Harry R. Hagey
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                                     Harry R. Hagey, Chairman


                            DODGE & COX


                            By:  /s/ W. Timothy Ryan
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                                     W. Timothy Ryan, Senior Vice President